Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation in this Registration Statement on Form S-1/A of our report dated May 11, 2015, except with respect to our opinion of the financial statements insofar as it related to the stock split and discontinued operations described in Note 11 and 12, respectively, as to which the date is July 2, 2015 with respect to the audited financial statements of FonU2, Inc. for the years ended September 30, 2014 and 2013.

We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ MaloneBailey, LLP

www.malonebailey.com

Houston, Texas

October 27, 2015